Exhibit 99.1

GTSI Reports Fourth Quarter Results

HERNDON, VA., March 29, 2012 – GTSI Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to federal, state and local governments, today announced its financial results for the three months and twelve months ended December 31, 2011.

Reported Results

For the fourth quarter of 2011, GTSI reported revenue of $109.3 million compared to $192.5 million for the fourth quarter of 2010, a revenue decline of 43.2%. Gross margin for the fourth quarter of 2011 decreased to $17.9 million from $19.6 million, a reduction of 8.6% from the same period in 2010. Gross Margin percent for the fourth quarter was 16.4% compared to 10.2% for the same quarter last year. Operating expenses declined $6.0 million, or 25.7%, to $17.2 million compared to $23.2 million for the fourth quarter of 2010. The resulting income from Operations of $0.7 million is a $4.3 million improvement from the $3.6 million loss from operations reported for the fourth quarter of 2010. Equity earnings from GTSI’s investment in Eyak Technology LLC (EyakTek) declined $1.9 million as a result of the sale of our equity interest during the third quarter. The net income for the fourth quarter of 2011 was $0.4 million, compared to net loss of $1.0 million for the same period in 2010. Earnings per share improved $0.15 per share, or 136.4%, compared to $.11 loss per share from the same quarter last year.

For the twelve months ended December 31, 2011, GTSI reported revenue of $356.7 million compared to $666.7 million for the same period in 2010, a decline of 46.5%. Gross margin for the twelve months ended December 31, 2011 decreased $17.9 million to $62.4 million, or 22.4%, when compared to full year results for 2010. Gross Margin percent for 2011 is 17.5% compared to 12.1% for 2010. Operating expenses declined $16.8 million, or 19.1%, to $70.9 million. The loss from Operations increased for the twelve months ended December 31, 2011 by $1.2 million compared to 2010. Equity earnings from our EyakTek investment increased $2.4 million including the gain on the sale of our ownership interest of $7.3 million. Net income for 2011 was $0.5 million compared to net loss of $0.9 million for 2010. Earnings per share for 2011 was $.05, which was a 154.0% increase compared to the loss per share of $.10 in 2010.

GTSI ended the quarter with $54.9 million in cash on hand. The Company had no long-term debt and no borrowings under its credit facility. As of December 31, 2011, GTSI had stockholders’ equity of $97.0 million or $10.02 per diluted share.

Conference Call

An investor conference call to discuss fourth quarter results is scheduled for 11:00 a.m. Eastern Time March 29, 2012. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through May 28, 2012. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. eastern, May 28, 2012. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 39488942.

About GTSI Corp.

GTSI (NASDAQ: GTSI) is a leading provider of technology solutions and professional services to federal, state and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, customer service and more than 740 industry certifications to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in software development, data center, networking, collaboration, security and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support and financial services—and broad portfolio of contracts—ease the planning, purchasing and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 450 employees. For more information visit the company’s website at www.gtsi.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:

Peter Whitfield

Senior Vice President & Chief Financial Officer

703.502.2954

peter.whitfield@gtsi.com

All press releases are available in the News Room on GTSI.com

GTSI Corp. Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
SALES
Product	$88,891	$174,863	$294,266	$593,319
Services	15,533	12,559	47,806	51,140
Financing	4,842	5,061	14,594	22,252

	109,266	192,483	356,666	666,711
COST OF SALES
Product	80,309	157,002	258,432	535,835
Services	9,785	8,324	31,183	33,895
Financing	1,272	7,573	4,687	16,641

	91,366	172,899	294,302	586,371

GROSS MARGIN	17,900	19,584	62,364	80,340

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	17,224	23,184	70,875	87,636

(LOSS) INCOME FROM OPERATIONS	676	(3,600)	(8,511)	(7,296)

INTEREST AND OTHER INCOME, NET
Interest and other income	36	32	129	163
Equity income from EyakTek, including gain on sale	—	1,892	10,317	7,921
Interest expense	(142)	(102)	(585)	(618)

Interest and other income, net	(106)	1,822	9,861	7,466

INCOME BEFORE INCOME TAXES	570	(1,778)	1,350	170

INCOME TAX EXPENSE (BENEFIT)	203	(738)	844	1,100

NET INCOME (LOSS)	$367	$(1,040)	$506	$(930)

EARNINGS (LOSS) PER SHARE
Basic	$0.04	$(0.11)	$0.05	$(0.10)

Diluted	$0.04	$(0.11)	$0.05	$(0.10)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,651	9,603	9,654	9,604

Diluted	9,678	9,603	9,679	9,604

GTSI Corp. Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$54,872	$4,049
Accounts receivable, net	76,014	154,891
Inventory, net	8,623	13,708
Deferred costs	1,587	6,991
Other current assets	1,645	2,462

Total current assets	142,741	182,101
Depreciable assets, net	4,482	7,452
Long-term receivables and other assets	3,126	14,291
Other intangible assets, net	4,076	—
Goodwill	9,415	—

TOTAL ASSETS	$163,840	$203,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,598	$50,870
Accounts payable — floor plan	14,049	35,172
Accrued liabilities	11,351	14,887
Deferred revenue	4,105	3,661

Total current liabilities	63,103	104,590
Other liabilities	3,779	3,044

Total liabilities	66,882	107,634
Total stockholders’ equity	96,958	96,210

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$163,840	$203,844